Exhibit 23.1



                          INDEPENDENT AUDITORS' CONSENT
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We consent to incorporation  by reference in the  registration  statements (Nos.
33-66308, 333-07425, 333-07427) on Form S-8 of American Physicians Service Group, Inc. of our report dated February 28, 1997, relating to the consolidated balance sheets of American Physicians Service Group, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996 which report appears in the Annual Report on Form 10-KSB of American Physicians Service Group, Inc. for the year ended December 31, 1996.




Austin, Texas
March 28, 1997                     BY:  /s/  KPMG Peat Marwick, LLP
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